Exhibit 99.1

VSB Bancorp, Inc.
Fourth Quarter 2008 and Full Year 2008 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —January 13, 2009. VSB Bancorp, Inc. (NASDAQ GM: VSBN), the holding company for Victory State Bank, reported net income of $600,820 for the fourth quarter of 2008, a 17.1% increase from the fourth quarter of 2007. Net income for all of 2008 was $1,931,744 as compared to net income of $2,047,226 for 2007, a decline of 5.6%. The following unaudited figures were released today. Pre-tax income was $972,481 in the fourth quarter of 2008, as compared to $848,669 for the fourth quarter of 2007, an increase of $123,812, or 14.6%. Net income for the quarter was $600,820, or basic income of $0.32 per common share, as compared to a net income of $513,155, or $0.27 basic income per common share, for the quarter ended December 31, 2007.

The $87,665 increase in net income for the fourth quarter of 2008 was attributable primarily to a more rapid decline in our cost of funds than the decline in our asset yields as market interest rates declined. We experienced a decrease in interest expense on time deposits of $223,850, a $40,067 decrease in interest expense on money market deposits, and an $89,040 decrease in interest on subordinated debt due to repayment of the subordinated debt on August 8, 2008, for a total $361,883 decline in interest expense. This compares to a decrease in interest income on loans of $21,433 and a decrease in interest income from other interest earning assets of $172,909, which were the principal causes of the $174,072 decline in interest income. We also had a $49,615 increase in non-interest income, an increase in income tax expense of $36,147 and an increase in the provision for loan losses of $120,000. The increase in the provision for loan loss was due to the higher level of charge-offs and the further deterioration of the real estate market and local economy.

The reduction in interest income on loans is attributable to a rapid decline of the prime rate, which negatively affected the yield on our loans, partially offset by the increase in average loan balance of $6,029,760, for the fourth quarter of 2008. After remaining steady for approximately 15 months, the prime rate declined 3.25% from 8.25% at September 1, 2007 to 5.00% at September 1, 2008 and continued to decline during the fourth quarter of 2008 to reach 3.25% at December 16, 2008. The reductions in the prime rate have caused our prime based loans to reach their interest rate floors. These floors have helped to stabilize the interest income from the loan portfolio and were a significant contributor to moderating the decline in interest income. Non-interest expense was stable but the components had some volatility. Salary and benefits expense declined $39,150 due, in part, to the retirement of the former president and reduced incentive and ESOP compensation expense. This reduction was offset by a $55,395 increase in occupancy expense, mostly due to utility increases, a $15,900 increase in professional fees, and a $12,032 increase in computer expenses. Positively affecting non-interest expense was a $50,177 decrease in legal fees due to the recovery of legal fees on non-accrual loans that were paid in full, and a $7,400 reduction in director fees.

Total assets increased to $212.7 million at December 31, 2008, an increase of $8.9 million, or 4.3%, from December 31, 2007. This increase occurred despite our repayment of $5.2 million in subordinated debt during 2008. Total deposits, including escrow deposits, increased to $188.1 million, an increase of $11.8 million, or 6.7%. The Bancorp’s Tier 1 capital ratio was 10.70% at December 31, 2008. We redeemed our trust preferred securities and repaid the subordinate debt on August 8, 2008, the first available redemption date.

Average interest-earning assets and average loans increased by $11.7 million and $6.0 million, respectively, from the fourth quarter of 2007 to the fourth quarter of 2008. Average demand deposits, an interest free source of funds for the Bancorp to invest, decreased by $515,559 from the fourth quarter of 2007 to approximately 34% of average total deposits for the fourth quarter of 2008. Average interest-bearing deposits increased by $7.3 million, resulting in an overall $6.8 million increase in total deposits from the fourth quarter of 2007 to the fourth quarter of 2008. The Company’s interest rate spread and interest rate margin were 3.73% and 4.34%, respectively, for the quarter ended December 31, 2008 as compared to 3.36% and 4.36%, respectively, for the quarter ended December 31, 2007. Non-interest income increased $49,615 to $606,814 in the fourth quarter of 2008 due in part to the increase in the per item charge for insufficient fund transactions that went into effect in March 2008. Non-interest expense totaled $1.8 million in the fourth quarter of 2008.

Pre-tax income decreased to $3,447,997 for the year ended December 31, 2008, as compared to $3,720,737 for 2007, a decrease of $272,740, or 7.3%. Net income for the year ended December 31, 2008 was $1,931,744, or basic net income of $1.04 per common share, as compared to a net income of $2,047,226, or basic net income of $1.12 per common share, for the year ended December 31, 2007. The $115,482 reduction in net income for the year ended December 31, 2008 was attributable to an increase in the provision for loan loss of $290,000, and a decrease in interest income of $1,263,059. The yield on average loans dropped 188 basis points, which caused an 80 basis point drop in our overall average yield on interest-earning assets. The drop in loan yield was due to the 5.00% reduction in the prime rate from September 2007 to December 2008.

The decrease in loan income, which totaled $901,557 when comparing the two periods, was combined with a $756,844 decrease in income on short term investments, but was partially offset by an increase in interest income from investments securities of $395,342 due to the increase in average investment security balance of $7.8 million. The overall $1,263,059 decline in interest income was partially offset by a decrease in interest expense of $1,117,999 due to a 136 basis point drop in the average cost of time deposits. Net income was also positively affected by an increase in non-interest income of $227,523, but reduced by a $65,203 increase in non-interest expense. We had a decrease in salary and benefits expense of $286,056, due to reduced salary, incentive and ESOP compensation expense, partially offset by (i) an increase in legal fees of $86,798 because in 2007 we received reimbursement from our insurance company of legal fees previously expensed, (ii) an increase of $111,466 in other expenses, due to our new marketing campaign and our introduction of our online ATMs and debit cards, and (iii) a $116,262 increase in occupancy expenses due to higher utility bills and real estate taxes. Income tax expense also decreased $157,258 between the periods as pre-tax income decreased and our effective tax rate declined to 44.0% from 45.0%.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “2008 was marked by financial turmoil as the subprime and real estate markets collapsed. Despite this harsh environment, we were able to generate strong earnings. We continued to pay our $0.06 per share quarterly dividend, we started to repurchase our stock, and we called our trust preferred securities and repaid the related subordinated debt. We increased deposits by almost $12 million and we controlled our non-interest expenses.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated “We have repurchased 41,423 shares under our recently announced stock buyback program. We paid our fifth quarterly dividend of $0.06 per common share for stockholders of record on December 17, 2008. Our strong capital position allowed us to institute these capital management strategies, generating value for our stockholders. Our philosophy of delivering the highest quality personal service has made Victory the premier business bank on the Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $23.2 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
December 31, 2008

(unaudited)

	December 31, 2008	December 31, 2007

Assets:

Cash and cash equivalents	$21,240,223	$17,696,879
Investment securities, available for sale	120,288,588	117,814,117
Loans receivable	66,246,652	62,373,078
Allowance for loan loss	(987,876)	(927,161)

Loans receivable, net	65,258,776	61,445,917
Bank premises and equipment, net	3,695,822	3,931,679
Accrued interest receivable	723,473	799,249
Deferred taxes	525,839	991,297
Other assets	925,007	1,114,431

Total assets	$212,657,728	$203,793,569

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$58,598,579	$62,525,053
NOW	17,636,154	16,931,113
Money market	22,829,789	20,534,721
Savings	12,412,561	11,349,111
Time	76,323,494	64,738,564

Total Deposits	187,800,577	176,078,562
Escrow deposits	308,872	255,881
Subordinated debt	—	5,155,000
Accounts payable and accrued expenses	1,344,512	1,420,321

Total liabilities	189,453,961	182,909,764

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,882,461 issued and outstanding at December 31, 2008 and 1,900,509 issued and outstanding December 31, 2007)	192	190
Additional paid in capital	9,234,854	9,107,119
Retained earnings	14,679,299	13,226,395
Treasury shares, at cost (41,423 shares at December 31, 2008)	(395,891)	—
Unearned ESOP shares	(901,750)	(1,070,827)
Accumulated other comprehensive gain (loss), net of taxes of $483,735 and ($330,668), respectively	587,063	(379,072)

Total stockholders’ equity	23,203,767	20,883,805

Total liabilities and stockholders’equity	$212,657,728	$203,793,569

VSB Bancorp, Inc.
Consolidated Statements of Operations
December 31, 2008
(unaudited)

	Three months ended Dec. 31, 2008	Three months ended Dec. 31, 2007	Twelve months ended Dec. 31, 2008	Twelve months ended Dec. 31, 2007

Interest and dividend income:
Loans receivable	$1,384,880	$1,406,313	$5,078,576	$5,980,133
Investment securities	1,409,470	1,389,200	5,699,228	5,303,886
Other interest earning assets	12,331	185,240	237,490	994,334

Total interest income	2,806,681	2,980,753	11,015,294	12,278,353

Interest expense:
NOW	30,521	34,945	127,066	131,634
Money market	78,019	118,086	310,714	439,236
Savings	19,084	23,586	76,011	97,900
Subordinated debt	—	89,040	214,685	356,159
Time	349,853	573,703	1,615,142	2,436,688

Total interest expense	477,477	839,360	2,343,618	3,461,617
Net interest income	2,329,204	2,141,393	8,671,676	8,816,736
Provision (benefit) for loan loss	160,000	40,000	285,000	(5,000)

Net interest income after provision for loan loss	2,169,204	2,101,393	8,386,676	8,821,736

Non-interest income:
Loan fees	10,973	20,945	66,259	84,603
Service charges on deposits	550,566	475,277	2,120,769	1,794,699
Net rental income (loss)	13,774	(14,172)	37,662	(15,048)
Other income	31,501	75,149	176,225	309,138

Total non-interest income	606,814	557,199	2,400,915	2,173,392

Non-interest expenses:
Salaries and benefits	869,583	908,733	3,514,898	3,800,954
Occupancy expenses	377,009	321,614	1,469,898	1,353,636
Legal expense	1,393	51,570	189,118	102,320
Professional fees	70,100	54,200	256,500	207,200
Computer expense	68,938	56,906	245,014	258,881
Director fees	48,300	55,700	217,450	216,150
Other expenses	368,214	361,200	1,446,716	1,335,250

Total non-interest expenses	1,803,537	1,809,923	7,339,594	7,274,391

Income before income taxes	972,481	848,669	3,447,997	3,720,737

Provision (benefit) for income taxes:
Current	358,708	303,719	1,870,198	1,533,554
Deferred	12,953	31,795	(353,945)	139,957

Total provision for income taxes	371,661	335,514	1,516,253	1,673,511

Net income	$600,820	$513,155	$1,931,744	$2,047,226

Basic income per common share	$0.32	$0.27	$1.04	$1.12

Diluted net income per share	$0.32	$0.26	$1.03	$1.09

Book value per common share	$12.33	$10.99	$12.33	$10.99